As filed with the Securities and Exchange Commission on April 5, 2011

Registration No. 333-152040 Registration No. 333-160052

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-152040
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160052

UNDER THE SECURITIES ACT OF 1933
__________________________

CPEX PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation or Organization)
26-1172076
(I.R.S. Employer Identification Number)
2 Holland Way Exeter, New Hampshire 03833
(Address of Principal Executive Offices) (Zip Code)
CPEX Pharmaceuticals, Inc. 2008 Equity and Incentive Plan CPEX Pharmaceuticals, Inc. Amended and Restated 2008 Equity Incentive Plan
(Full Title of the Plans)
Jonathan M. Couchman CPEX Pharmaceuticals, Inc. 2 Holland Way Exeter, New Hampshire 03833
(Name and Address of Agent For Service)
(603) 658-6100
(Telephone Number, Including Area Code, of Agent For Service)

With a Copy to:

Adam W. Finerman, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 (212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by CPEX Pharmaceuticals, Inc. (the “Company”):

•
Registration Statement No. 333-152040, filed on June 30, 2008, registering 754,601 shares of common stock, par value $0.01 per share (the “Shares”), of the Company under the 2008 Equity and Incentive Plan (the “2008 Plan”); and

•
Registration Statement No. 333-160052, filed on June 18, 2009, to register an additional 100,000 Shares authorized for issuance under the 2008 Plan pursuant to the Amended and Restated 2008 Equity Incentive Plan.

On April 5, 2011 (the “Effective Time”), pursuant to the terms of the Agreement and Plan of Merger, dated as of January 3, 2011 (the “Merger Agreement”), by and among CPEX Pharmaceuticals, Inc., a Delaware corporation, FCB I Holdings Inc., a Delaware corporation (“NewCo”), FCB I Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NewCo, and the Company, the Company became a wholly owned subsidiary of NewCo (the “Merger”). Pursuant to the terms of the Merger Agreement, upon the completion of the Merger, each Share was cancelled and converted into the right to receive $27.25 in cash, without interest. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated.

 As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements.  In accordance with the undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement, including the common stock which remains unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to its Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 5, 2011.

CPEX PHARMACEUTICALS, INC.

By:	/s/ Jonathan M. Couchman
Name:	Jonathan M. Couchman
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ Jonathan M. Couchman	President	April 5, 2011
Jonathan M. Couchman	(Principal Executive Officer) (Principal Financial and Accounting Officer)
/s/ Dale B. Chappell	Director	April 5, 2011
Dale B. Chappell

/s/ Eugene I. Davis	Director	April 5, 2011
Eugene I. Davis